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Filed Pursuant to Rule 424(b)(7)
Registration No. 333-197410

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 10, 2014

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 14, 2014)

2,185,130 Shares

Common Stock

The selling stockholders named in this prospectus supplement, certain of whom are directors, management or otherwise affiliated with directors of our company, are selling 2,185,130 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "MFRM." On December 9, 2014, the last sale price of our common stock as reported on the NASDAQ Global Select Market was $62.65 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-14 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as in the documents incorporated by reference herein and therein, to read about factors you should consider before buying shares of our common stock.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the selling stockholders	$	$

We have agreed under certain circumstances to reimburse the underwriter for certain expenses incurred by them in connection with this offering. See "Underwriting."

The selling stockholders identified in this prospectus supplement have granted the underwriter a 30-day option to purchase up to an additional 327,769 shares of common stock on the same terms and conditions as set forth above. See the section of this prospectus supplement titled "Underwriting." We will not receive any of the proceeds from the sale of shares by these selling stockholders if the underwriter exercises its option to purchase additional shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment on or about December     , 2014.

Barclays

Prospectus Supplement dated December      , 2014

        Neither we, the selling stockholders nor the underwriter (or any of our or their respective affiliates) have authorized anyone to provide any information or to make any representations other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us, or the information incorporated by reference herein or therein. Neither we, the selling stockholders nor the underwriter (or any of our or their respective affiliates) take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is current only as of the date of the applicable document.

S-i

NOTE REGARDING TRADEMARKS AND SERVICE MARKS

        We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include "Mattress Firm®," "Comfort By Color®," "Mattress Firm Red Carpet Delivery Service®," "Hampton & Rhodes®," "YuMe®," "Mattress Firm SuperCenter®," "Happiness Guarantee™," "Replace Every 8®," "Save Money. Sleep Happy®," "Sleep Happy™," "Dream It's Possible™," "Side by side before you decide®," "Nobody Sells for Less, Nobody!®," "All the best brands...All the best prices!®," "Sleep Train®" and "Sleep Country®." Trademarks, trade names or service marks of other companies appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are, to our knowledge, the property of their respective owners.

NOTE REGARDING MARKET AND INDUSTRY DATA

        Industry and market data included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein were obtained from our own internal data, data from industry trade publications and groups (primarily Furniture Today and the International Sleep Products Association, or "ISPA"), consumer research and marketing studies and, in some cases, are management estimates based on industry and other knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our suppliers, customers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates and the third party information mentioned above to be accurate as of the date of this prospectus supplement.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts, this prospectus supplement and an accompanying prospectus dated July 14, 2014. The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders are offering for sale pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. Before purchasing any of our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus we file with the Securities and Exchange Commission, or "SEC," together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        Unless the context otherwise requires, the terms "Mattress Firm," "our company," "the Company," "we," "us," "our" and the like refer to Mattress Firm Holding Corp. and its consolidated subsidiaries. Unless otherwise indicated, (i) the term "our stores" refers to our company-operated stores and our franchised stores and (ii) when used in relation to our company, the terms "market" and "markets" refer to the metropolitan statistical area or an aggregation of the metropolitan statistical areas in which we or our franchisees operate. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus or any of the documents incorporated by reference herein or therein is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We report on the basis of a 52- or 53-week fiscal year, which ends on the Tuesday closest to January 31. Each fiscal year is described by the period of the calendar year that comprises the majority of the fiscal year period. For example, the fiscal year ended January 28, 2014 is described as "fiscal 2013." Fiscal 2013 contained 52 weeks.

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights important features of this offering and information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, as well as the additional materials described under the captions "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and the accompanying prospectus, including the Current Report on Form 8-K/A filed with the SEC on December 3, 2014, especially the risks of investing in our common stock discussed herein and therein under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

Our Company

        We are a leading specialty retailer of mattresses and related products and accessories in the United States. As of October 28, 2014, we and our franchisees operated nearly 2,100 stores, primarily under the Mattress Firm® and Sleep Train / Sleep Country® brand names, in 76 markets across 40 states. We are the #1 U.S. mattress specialty retailer by store count, sales, year-over-year sales growth and market share according to Furniture Today Top 100, May 2014. We carry an extensive assortment of conventional and specialty mattresses and bedding related products across a wide range of price points. For the last twelve months ended October 28, 2014, total mattress sales represented 90.7% of our total net sales.

        We believe that in our markets, Mattress Firm® is a highly recognized brand known for its broad selection, superior service and compelling value proposition. Based on our analysis of public store information, we believe that, within markets where we have operated for more than one year, more than 90% of our company-operated stores are located in markets in which we had the number one market share position as of October 28, 2014. Since our founding in 1986 in Houston, Texas, we have expanded our operations to emerge as the only border to border and coast to coast multi-brand specialty mattress retailer in the United States with net sales of approximately $1.7 billion in fiscal 2013, pro forma for the recent acquisition of The Sleep Train, Inc. ("Sleep Train"). See our pro forma financial statements, included in our Current Report on Form 8-K/A filed with the SEC on December 3, 2014. As adjusted to give further effect to $106.0 million in net sales in fiscal 2013 for Back to Bed and Bedding Experts (according to Furniture Today Top 100, May 2014, and assuming we had owned each of them for the full fiscal 2013) and $169.8 million in net sales for Mattress Firm franchisees in fiscal 2013, we and our franchisees would have had nearly $2 billion in net sales in fiscal 2013.

        The chart below illustrates the locations and market per capita penetration of our and our franchisees' stores as of October 28, 2014 on a state-by-state basis. We identify states where we have one store per less than 90,000 residents as "Fortress" markets, states where we have one store per 90,000 through 170,000 residents as "Leadership" markets and states where we have one store per greater than 170,000 residents as "Development" markets. The chart below also illustrates our Fortress, Leadership and Development markets.

        We believe our destination retail format provides our customers with a convenient, distinctive and enjoyable shopping experience. Our stores carry both a broad assortment of leading national mattress brands and our exclusive brands. With a wide range of styles, sizes, price points and unique features, we provide our customers with their choice of specialty and traditional mattresses from a variety of brands, including Tempur-Pedic (for which we are the largest retailer in the United States according to Tempur-Pedic's public SEC filings), Sealy, Serta, Simmons and Stearns & Foster. We focus on higher average unit price ("AUP") specialty mattresses that use premium support systems, such as latex and memory foam, rather than the steel innerspring coil systems found in traditional mattresses. According to ISPA, specialty mattresses have outgrown traditional mattresses since 2004, growing at a compound annual growth rate ("CAGR") of 9.2% vs. 2.1% for traditional mattresses. Specialty mattresses represented 44% of our 2013 net sales vs. 30% of overall U.S. wholesale mattress net sales in 2013.

        We focus on driving profitability in each of the markets in which we operate through a strategy of penetrating a market with stores and leveraging fixed and discretionary costs, such as occupancy and advertising, as we gain sales volume and scale. We have a proven track record of growing our store base through organic new store openings and acquisitions. For example, since November 1, 2011 through October 28, 2014, we more than tripled our store count by adding 1,346 net new stores, which included 962 net stores added through strategic acquisitions.

 Our Industry

Overall Market

        We operate in the large, fragmented and growing U.S. mattress retail market, in which retail sales were approximately $14 billion in 2013. The market is highly fragmented, with no single retailer holding more than an 8% market share in 2013 (other than Mattress Firm, whose market share exceeded 14% in 2013, assuming Sleep Train and Back to Bed had been owned by Mattress Firm for all of 2013). The top eight participants accounted for approximately one third of the total market in 2013. According to Furniture Today, in 2012, mattress specialty retailers had a market share of approximately 46%, which represented the largest share of the market, having more than doubled their percentage share over the past 15 years. According to the information released in October 2014 by ISPA, there is a 4.0% increase expected in the value of mattress shipments in 2014 and a 4.5% expected increase in 2015.

        We believe that several trends support the positive outlook for long-term growth of the U.S. mattress retail market:

  •
  Large industry with strong growth.  The wholesale mattress industry is $7.0 billion in size and grew at a CAGR of 5.2% since 1980. We believe that the typically slow replacement nature of mattress purchases shields the industry over the longer term from much of the volatility experienced in the housing market. As shown in the chart below, mattress sales held steady in three of the four recessionary periods since 1980 and only suffered a decline in the "Great Recession" of 2008 and 2009. Moreover, periods of slower growth have historically been followed by faster growth periods due to pent-up consumer demand that builds from deferred purchases and aging mattresses. After the last four downturns, industry wholesale sales growth increased at rates of 23%, 16%, 24% and 11%, respectively, in the two years following the recessionary period.

  •
  Structural shift towards specialty mattress retailers.  We believe the specialty sleep retail channel has gained significant market share at the expense of traditional furniture and department stores because specialty stores carry a wider product selection, have a more knowledgeable sales force and more dedicated floor space. As illustrated in the chart below, specialty sleep retailers have increased their market share from 19% of total retail sales in 1993 to 46% in 2012; over the same period, furniture retailers and department stores have lost market share, declining from 56% to 35%, and 11% to 5%, respectively. Despite the emergence of the mass channel over the last decade, we believe "big box" retailers have not captured significant share of the mattress market as they lack the knowledgeable sales force to sell the product, do not wish to carry a breadth of bulky SKUs and have shown little desire to enter the home delivery business.

Further, the Internet channel has gained limited traction, as it is difficult to compare mattress SKUs across different retailers. The Internet remains primarily a research vehicle ("click-to-brick") given the tactile nature of the product.

  •
  Significant pent-up demand.  Given that the primary driver in the industry is replacement sales and unit volume remains 20% to 24% below its peak in 2005, we believe that there is a large amount of pent-up demand that could provide meaningful upside. Unit growth has been atypical since the last recession as value-focused consumers continue to struggle and manufacturer advertising is below peak levels. Fifty percent of the units in the retail mattress industry are below $500, providing an opportunity for upside when the economy does materially improve for the value-conscious consumer.

  •
  Consistent increase in average unit price of wholesale shipments.  According to ISPA, AUP has increased in 18 of the last 20 years (1994–2013). The industry-wide average prices at wholesale of mattresses and foundations continue to climb, having grown at a CAGR of 3.9% since 1994, based on data published by ISPA, aided by the increase in higher-priced specialty mattress products, technological benefits, manufacturer advertising and a shift towards queen and king-sized mattresses. Further price growth potential exists, driven by continued innovations such as memory foams, gels and hybrids.

        Overall, AUPs for a wholesale mattress and foundation increased by 1.2% in 2013 when compared with 2012, marking the third consecutive annual increase in unit prices since 2010. As shown in the chart below, industry-wide AUPs are projected to increase by 2.8% in 2014 and by 2.5% in 2015.

Our Competitive Strengths

        Although the retail bedding industry in the United States is highly competitive, we believe the following competitive strengths differentiate us from our competitors and favorably position us to execute our growth strategy:

        Leading specialty retailer.    We believe our proven and effective operating model combines a broad merchandise selection, superior customer service by educated, extensively-trained associates, a compelling value proposition and highly visible and convenient store locations. The key attributes of the Mattress Firm® experience include:

  •
  Extensive and differentiated product assortment.  We offer a broad assortment of mattresses and related products and accessories, making us a preferred choice for our customers. The breadth of our merchandise offering includes a wide range of comfort choices, styles, sizes and price points. We focus our offering on the best known national brands, providing our customers the choice of both conventional and specialty mattresses. In addition, we also offer our Hampton & Rhodes® private label mattresses (to provide our customers with a broad range of value choices).

  •
  Contemporary, easy-to-navigate store layout.  Our stores feature a high-energy, casually elegant environment which utilizes a circular, race-track layout to guide the customer through the mattress selection process. Our stores also create a consultative environment, educating the customer on various comfort options before directing them towards the SleepRx® (premium specialty sleep gallery), Value Center (promotional) or Clearance Center (special buys and blemished) sections of our store. We implemented our proprietary Comfort By Color® merchandising approach that groups all of our mattresses into five distinct comfort categories, each represented by its own color, to help simplify the purchasing decision for customers. As our acquired stores adopted the Comfort By Color® approach, we have observed favorable customer responses.

  •
  Compelling customer value proposition.  Our compelling price and value proposition is a critical element of our merchandising strategy. With our low price guarantee, we promise to beat the lowest competitor-advertised price on a comparable product by 10% at any time up to 100 days after purchase and refund the customer the difference. Our Happiness GuaranteeTM policy enables our customers to return their mattress for a refund within 100 days of purchase if they are not fully satisfied with their product. Our consumer financing options, which are provided by third party financial institutions and are non-recourse to us, are also an important element of our service and value proposition. We believe that these services and guarantees build lasting trust and loyalty with our customers and lead to better ticket average, conversion rates and customer referrals.

  •
  Extensive Customer Service.  Our educated, extensively-trained sales associates are required to participate in a comprehensive, on-going training program that we believe exceeds industry standards. We have implemented performance-monitoring programs to ensure that our sales associates are customer-focused and are effectively educating our customers on the various features and benefits of our products. As of October 28, 2014, over 97% of our sales associates were full-time employees, supporting our goal of hiring highly motivated, career-oriented individuals. Our sales associates receive a significant portion of their compensation in the form of commissions, which aligns their goals with those of our company. Another key element of our industry-leading customer service is our Mattress Firm Red Carpet Delivery Service®, through which we offer a three-hour guaranteed delivery window and same-day delivery, which we believe is distinctive in the industry.

  •
  Attractive, highly visible and convenient store locations.  We have a dedicated and disciplined real estate team that helps us select store locations that are convenient to our target customers, are generally highly visible from the road and have high impact signage opportunities. A typical Mattress Firm® location is a freestanding or "end-cap" (corner) location in a high-traffic shopping center in a major retail trade area. We believe the quality of our real estate locations, combined with the distinctive and fresh feel of our stores, drives very attractive customer traffic and sales levels.

        Attractive new store economic model.    Mattress Firm has exceptional new store economics with average cash-on-cash returns in year one in excess of 100% and store payback in less than 12 months due to high inventory turns, strong purchasing leverage and low build-out costs. Given the national footprint of our vendors and the "showroom" nature of our stores, we are able to maintain limited inventory levels both at the store level and at our distribution centers. On average, our stores are fully "ramped" within the first year of opening.

        Store 4-wall profitability is measured using store revenues, store product costs and all direct costs of operating our store. We expect our store 4-wall profitability to average approximately 23-27% of net sales inclusive of funds received from vendors upon the opening of a new store.

        Proven track record of driving profitability with Relative Market Share ("RMS") Model.    We strive to grow our market-level profitability by increasing our Relative Market Share (defined as our market share relative to the market share of the top competitor in such market) in a given market primarily through the addition of strategically-located stores. Typically as we increase our RMS in a market, we are able to leverage fixed and discretionary costs such as occupancy and advertising. By doing so, we increase our "share of voice," as measured by per capita advertising spend, driving improved traffic, and higher customer conversion and comparable store net sales in the market. The RMS model also increases leverage over other market-level costs such as recruiting, training, warehouse, delivery, and overhead. We expect the RMS model to drive overall profitability as we continue to increase our store penetration across key markets, gain sales volume, grow brand presence and increase operational scale.

        Scale benefits and strong market share position.    We believe our scale and strong market share positions provide us with a number of competitive advantages, including:

  •
  Strong supplier relationships.  Given our significant scale and the scope of our retail network, we believe we are a very important customer for the leading vendors in the industry. We believe that the strength of our supplier relationships enables us to source our merchandise in a more cost-effective manner than our mattress specialty retailer competitors, as well as receive higher vendor incentives and advertising support. Importantly, we believe that our significant scale gives us priority access to a wide range of styles and sub-brands and enables us to develop and source our proprietary brand cost-effectively.

  •
  Strong landlord relationships.  We have developed strong relationships with real estate developers and landlords across the country due to our extensive store network and strong operating performance. We believe that our history and size position us favorably compared to our mattress specialty retailer competitors, as real estate companies prefer to lease to large, well-capitalized and established retailers.

        Experienced and invested management team.    Our experienced senior management team has extensive experience in the retail and mattress industries. Steve Stagner, our Chief Executive Officer, has over 20 years of experience in the mattress industry and originally was a top-performing Mattress Firm® franchisee before Mattress Firm® purchased his company in December 2004. Dale Carlsen, our President and Chief Strategy Officer, entered the industry in 1980 and founded Sleep Train in 1985. Co-Chief Operating Officer, Ken Murphy, joined Mattress Firm 15 years ago from Sealy and Rob Killgore, Co-Chief Operating Officer, joined Sleep Train in 1986. Each brings experience managing the operations of a large mattress retailer. Executive Vice President and Chief Financial Officer, Alex Weiss, is an experienced finance professional who joined Mattress Firm in September 2013.

        We believe our management's breadth of experience in the industry has enabled us to anticipate and respond effectively to industry trends and competitive dynamics while driving superior customer service and cultivating long-standing relationships with our vendors. Following this offering, our directors and executive officers will beneficially own approximately 6.6% (or 6.5% if the underwriter exercises in full its option to purchase additional shares from the selling stockholders) of our equity.

Our Growth Strategies

        We seek to enhance our position as the #1 specialty retailer of mattresses and related products and accessories and drive profitable sales growth. To achieve these objectives, we plan on executing the following key strategies:

        Expand our company-operated store base.    The highly fragmented U.S. retail mattress market provides us with a significant opportunity to expand our store base. From November 1, 2011 to October 28, 2014, we added 1,346 new company-operated stores, including 154 store openings in fiscal 2013, 163 store openings in the nine months ended October 28, 2014, and 962 stores through acquisitions. We plan to continue to expand our store base through a combination of new stores and acquisition opportunities in both existing and new markets. As of fiscal 2013, we achieved an average market penetration rate of one Mattress Firm® store per approximately 100,000 in population. In our most established and profitable markets, we have a higher penetration rate of one Mattress Firm® store per less than 60,000 in population. Based on our assessment of where we believe the market can be penetrated across the United States. We believe we can exceed 2,600 stores within the next three years and we believe we could operate at least 3,500 store locations in both new and existing markets over time. We believe that attractive opportunities in the real estate market will help us execute our expansion strategy.

  •
  Organic growth in new and existing markets.  We continually research and survey the geographic landscape and have highlighted several markets with characteristics that we believe are attractive opportunities for market entry or further penetration and growth. We seek to strengthen our relative market share with the goal of achieving the number one position in each of our markets. From November 1, 2011 through October 28, 2014, we averaged approximately 128 store openings per year. Given our highly attractive new store economic model and our improving market level profitability as we continue to open stores, we believe we are well positioned to expand our presence and achieve economies of scale across regions.

  •
  Acquisition opportunities.  Making strategic acquisitions is a core component of our growth strategy of increasing penetration in existing markets and entering new markets with high growth potential. Most recently, we acquired the Sleep Train brand portfolio, a leading specialty retailer on the West Coast with 314 retail stores. This acquisition allows our company to achieve immediate scale in West Coast markets and provides the company with a clear runway for growth in the highly populated and attractive West Coast region where we previously had a minimal presence. We have a strong track record over the last decade of supplementing our organic growth through acquisitions by acquiring retail mattress chains on an opportunistic basis and have completed more than 15 acquisitions since 2009. Given our established infrastructure and track record, we believe that we can efficiently acquire retailers, integrate them, implement our operating model and generate synergies.

        Increase sales and profitability within our existing network of stores.    We have achieved positive comparable-store net sales growth in 16 of the last 19 fiscal quarters. Our strategy is to continue to drive comparable-store net sales growth within our existing portfolio of stores by:

  •
  Increasing customer traffic.  Consistent with our expectations, as we have increased our presence in a market and deployed additional marketing, we have seen an increase in customer traffic and sales and have been able to leverage fixed and discretionary costs. We will continue to undertake advertising and marketing initiatives that are aimed at efficiently and effectively improving our customer traffic.

  •
  Improving customer conversion.  We will continue to focus on the training of our sales associates, who are our primary points of contact with our customers. In addition, we continually strive to improve our merchandising approach so that the customer shopping experience is optimized.

  •
  Increasing the average sales price of a transaction.  Through effective sales techniques and the increasing demand for specialty mattresses, we expect the average price of a customer transaction to increase over time. We have strategically focused and built a strong market position in the specialty mattress category, which represented approximately 30% of bedding sales in the U.S. in 2012, but represented approximately 44% of our total net sales in fiscal 2013. As such, we believe that we are well positioned to capture increasing sales and profitability as the specialty mattresses continue to gain share.

 Sleep Train Acquisition

        On October 20, 2014, we completed our acquisition of Sleep Train, a leading West Coast based bedding specialty retailer. Sleep Train and its subsidiaries operate over 314 specialty mattress retail stores located in California, Oregon, Washington, Idaho, Nevada and Hawaii. We believe that the acquisition of Sleep Train will meaningfully enhance Mattress Firm's position within the specialty retail bedding industry by creating the first border to border and coast to coast multi-brand mattress specialty retailer in the United States, with nearly 2,100 retail stores and net sales of approximately $1.7 billion in fiscal 2013, pro forma for the recent acquisition of Sleep Train. See our pro forma financial statements, included in our Current Report on Form 8-K/A filed with the SEC on December 3, 2014. As adjusted to give further effect to $106.0 million in net sales in fiscal 2013 for Back to Bed and Bedding Experts (according to Furniture Today Top 100, May 2014, and assuming we had owned each of them for the full fiscal 2013) and $169.8 million in net sales for Mattress Firm franchisees in fiscal 2013, we and our franchisees would have had nearly $2 billion in net sales in fiscal 2013.

        We believe there is a compelling strategic rationale for the acquisition of Sleep Train:

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  Provides instant leadership position in the West Coast, including in key strategic markets

  •
  Fortifies Mattress Firm as the leading mattress specialty retailer in the United States

  •
  Generates significant synergistic opportunities

  •
  Provides a platform whereby we can implement our RMS model on the West Coast

  •
  Creates opportunity to begin leveraging national scale benefits

  •
  Adds high-volume, established locations with a strong and experienced leadership team

Corporate Information

        Mattress Firm Holding Corp. was incorporated in Delaware on January 5, 2007 and commenced operations on January 18, 2007 through the acquisition of Mattress Holding Corp., or "Mattress Holding." Mattress Holding acquired the Mattress Firm® retail operations on October 18, 2002 and, together with its subsidiaries, owns substantially all of the assets and conducts the operations of our retail business. Mattress Firm commenced operations in 1986 through a predecessor entity.

        Our principal executive offices are located at 5815 Gulf Freeway, Houston, TX 77023 and our telephone number at that address is (713) 923-1090. Our internet address is www.mattressfirm.com. Please note that any references to www.mattressfirm.com in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are inactive references only. Other than the documents specifically incorporated by reference herein, the information contained or referred to on, or otherwise accessible through, our website, is not incorporated by reference or otherwise part of this prospectus supplement.

The Offering

Common stock offered by the selling stockholders	2,185,130 shares
Selling stockholders

The selling stockholders in this offering include (i) funds associated with J.W. Childs Associates, L.P., which collectively beneficially owned approximately 46.9% of our outstanding common stock as of November 30, 2014 and are affiliated with directors of our company; and (ii) certain directors and members of management or affiliates thereof. See "Selling Stockholders."

Common stock subject to the underwriter's option	327,769
Common stock outstanding as of November 30, 2014(1)	35,017,602 shares
Use of proceeds

All of the shares of common stock being offered under this prospectus supplement are being sold by the selling stockholders. Accordingly, we will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."

NASDAQ Global Select Market symbol	"MFRM"
Risk factors

You should read the "Risk Factors" sections in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of the factors to consider carefully before deciding to purchase any shares of our common stock.

Certain U.S. federal income and estate tax considerations for non-U.S. holders of common stock

For a discussion of certain U.S. federal income and estate tax considerations that may be relevant to certain Non-U.S. Holders (as defined therein), please read "Certain U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of Shares of Our Common Stock" beginning on page S-22.

(1)
The number of shares of our common stock outstanding as of November 30, 2014 excludes:

•
1,006,274 shares of common stock issuable upon the exercise of options as of November 30, 2014, with exercise prices ranging from $19.00 to $57.05 per share and a weighted average exercise price of $23.50 per share;

•
349,056 shares of restricted stock subject to future vesting requirements as of November 30, 2014; and

•
2,321,252 additional shares of common stock reserved for future grants under our 2011 Omnibus Incentive Plan, or "Omnibus Plan," as of November 30, 2014.

 Summary Historical Consolidated Financial Information

        The following table presents our summary historical consolidated financial and operating data for the periods and as of the dates indicated. You should read these tables along with our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2014, as updated by our subsequent filings under the Exchange Act, including the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our quarterly report on Form 10-Q for the quarterly period ended October 28, 2014, incorporated by reference into this prospectus supplement and the accompanying prospectus. Historical results are not necessarily indicative of the results of operations expected for future periods. The consolidated financial and operations data for fiscal 2011, fiscal 2012 and fiscal 2013 are derived from our audited consolidated financial statements, which are included in our most recent Annual Report on Form 10-K, and are incorporated by reference herein. The consolidated financial and operations data for the thirty-nine weeks ended October 29, 2013 and October 28, 2014 are derived from our unaudited consolidated financial statements, which are included in our most recent Quarterly Report on Form 10-Q, and are incorporated by reference herein.

				Thirty-Nine Weeks Ended
	Fiscal Year
				October 29, 2013	October 28, 2014
	2011	2012	2013
				(unaudited)
	(dollar amounts in thousands, except per share data)
Statement of Operations:
Net sales	$703,910	$1,007,337	$1,216,812	$904,731	$1,207,731
Cost of sales	428,018	614,572	751,487	553,878	740,522

Gross profit from retail operations	275,892	392,765	465,325	350,853	467,209
Franchise fees and royalty income	4,697	5,396	5,617	4,342	3,516

	280,589	398,161	470,942	355,195	470,725

Sales and marketing expenses	167,605	245,555	289,533	214,104	285,295
General and administrative expenses	51,684	73,640	82,964	60,143	110,358
Intangible asset impairment change	—	2,100	—	—	—
Loss on store closings and impairment of store assets	759	1,050	1,499	739	1,039

Total operating expenses	220,048	322,345	373,996	274,986	396,692

Income from operations	60,541	75,816	96,946	80,209	74,033

Interest expense, net	29,301	9,247	10,864	8,185	10,352
Loss from debt extinguishment	5,704	—	—	—	2,288

	35,005	9,247	10,864	8,185	12,640

Income before income taxes	25,536	66,569	86,082	72,024	61,393
Income tax expense (benefit)	(8,815)	26,698	33,158	27,756	23,762

Net income	$34,351	$39,871	$52,924	$44,268	$37,631

Per Share Data:
Basic net income per common share	$1.40	$1.18	$1.56	$1.31	$1.10
Diluted net income per common share	$1.40	$1.18	$1.55	$1.30	$1.09
As adjusted basic net income per common share	$1.40	$1.49	$1.67	$1.37	$1.64
As adjusted diluted net income per common share	$1.40	$1.49	$1.66	$1.36	$1.62
Basic weighted average shares outstanding	24,586,274	33,770,779	33,870,461	33,848,032	34,149,531
Diluted weighted average shares outstanding	24,586,274	33,853,276	34,131,456	34,073,307	34,562,374

RISK FACTORS

        An investment in our common stock involves substantial risk. See "Item 1A—Risk Factors" in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q incorporated by reference into this prospectus supplement, including our most recent Quarterly Report on Form 10-Q, and the "Risk Factors" section in the accompanying prospectus, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock. These risks are those that we believe are the material risks that we face. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

 Risks Related to this Offering and Our Stock

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

        Since our initial public offering in November 2011 through December 9, 2014, the price of our common stock, as reported by the NASDAQ Global Select Market, has ranged from a low of $21.03 on November 21, 2011 to a high of $71.82 on November 18, 2014. In addition, the stock market in general, and the market for stocks of some specialty retailers in particular, has been highly volatile in recent years. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and others such as:

  •
  variations in our operating performance and the performance of our competitors;

  •
  actual or anticipated fluctuations in our quarterly or annual operating results;

  •
  changes in our net sales, comparable-store sales or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports by securities analysts about us or our competitors or our industry;

  •
  our failure or the failure of our competitors or vendors to meet analysts' projections or guidance that we or our competitors or vendors may give to the market;

  •
  additions and departures of key personnel;

  •
  strategic decisions by us or our competitors or vendors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments affecting us or our industry;

  •
  equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

  •
  price and volume fluctuations in the overall stock market from time to time;

  •
  speculation in the press or investment community;

  •
  changes in accounting principles or actual or anticipated accounting problems;

  •
  terrorist acts, acts of war or periods of widespread civil unrest; and

  •
  changes in general market and economic conditions.

        As we are a specialty retailer in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products, or to a lesser extent our markets. Other retailers with more diversified product offerings may not be similarly at risk. For example, department stores that experience adverse developments regarding their bedding products may be better able to absorb the adverse effects. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

        We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

We may fail to meet publicly announced financial guidance or other expectations about our business, which could cause our stock to decline in value.

        We typically provide forward looking financial guidance when we announce our financial results from the prior quarter. We undertake no obligation to update such guidance at any time. There are a number of reasons why we might fail to meet financial guidance and other expectations about our business, including, but not limited to, factors described herein in other risk factors. If we fail to meet such financial guidance and other expectations, our stock could decline in value.

There may be sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.

        As of November 30, 2014, there were 35,017,602 shares of common stock outstanding. Following the completion of this offering, approximately 42.4% and 6.6% of our outstanding common stock (or 41.5% and 6.5% if the underwriter exercises in full its option to purchase additional shares from the selling stockholders) will be held by funds or individuals associated with J.W. Childs and our directors and executive officers, respectively.

        We expect that the selling stockholders and certain of our executive officers will enter into a lock-up agreement with the underwriter, which regulates their sales of our common stock for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions and automatic extensions in certain circumstances.

        Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. The shares offered by this prospectus supplement will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

        In addition, as of November 30, 2014, subject to certain exceptions and restrictions, holders of 16,423,288 shares of our common stock may require us to register their shares for resale under the federal securities laws in the future, and holders of 2,364,090 additional shares of our common stock would be entitled to have their shares included in any such registration statement, all subject to reduction upon the request of the underwriter of the offering, if any.

Provisions in our charter documents and Delaware law may deter takeover efforts that you feel would be beneficial to stockholder value.

        Our certificate of incorporation and bylaws and Delaware law contain provisions which could make it harder for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include a classified board of directors and limitations on actions by our stockholders. In addition, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures and efforts by stockholders to change the direction or management of the company may be unsuccessful. See "Description of Securities" in the accompanying prospectus for additional information.

You may experience future dilution as a result of future securities issuances.

        To the extent we issue securities in the future, including shares of our common stock or other securities convertible into or exchangeable for shares of our common stock, to raise capital, as consideration in future acquisitions or otherwise, our stockholders may experience substantial dilution. In addition, you may experience additional dilution upon (i) the exercise of any outstanding and future grants of options and warrants to purchase our common stock and (ii) future grants of restricted stock or other equity awards under our stock incentive plans, including our Omnibus Plan.

        We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. Furthermore, investors purchasing shares or other securities in the future could have rights, preferences or privileges senior to those of existing stockholders and you may experience dilution. Because our decision to issue additional equity or debt securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future issuances, if any.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "feels," "seeks," "forecasts," "projects," "predicts," "intends," "potential," "continue," "plans," "may," "will," "should," "could" or "would" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout these documents and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus supplement. In addition, even if our results of operations, financial condition and liquidity and industry developments are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause actual results to differ materially from statements made or suggested by forward-looking statements include, but are not limited to, those referred to in the "Risk Factors" section of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and the following:

  •
  a reduction in discretionary spending by consumers;

  •
  our ability to profitably open and operate new stores;

  •
  our intent to aggressively open additional stores in our existing markets;

  •
  our relationship with certain mattress manufacturers as our primary suppliers;

  •
  our dependence on a few key employees;

  •
  the possible impairment of our goodwill or other acquired intangible assets;

  •
  the effect of our planned growth and the integration of our acquisitions on our business infrastructure;

  •
  the impact of seasonality on our financial results and comparable-store sales;

  •
  fluctuations in our comparable-store sales from quarter to quarter;

  •
  our ability to raise adequate capital to support our expansion strategy;

  •
  our future expansion into new, unfamiliar markets;

  •
  our success in pursuing strategic acquisitions;

  •
  the effectiveness and efficiency of our advertising expenditures;

  •
  our success in keeping warranty claims and comfort exchange return rates within acceptable levels;

  •
  our ability to deliver our products in a timely manner;

  •
  our status as a holding company with no business operations;

  •
  our ability to anticipate consumer trends;

  •
  heightened competition;

  •
  changes in applicable regulations;

  •
  risks related to our franchises, including our lack of control over their operations, their ability to finance and open new stores and our liabilities if they default on note or lease obligations;

  •
  risks related to our stock; and

  •
  other factors, including those discussed under the "Risk Factors" section of this prospectus supplement and in the accompanying prospectus, and in "Item 1A—Risk Factors" of Part I of our most recent Annual Report on Form 10-K and Part II of our most recent Quarterly Report on Form 10-Q, and elsewhere and in our other filings with the SEC.

        In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

        The selling stockholders in this offering include (i) funds associated with J.W. Childs Associates L.P., which collectively beneficially owned approximately 46.9% of our outstanding common stock as of November 30, 2014 and are affiliated with directors of our company and (ii) certain directors and members of management or affiliates thereof. See "Selling Stockholders."

 DIVIDEND POLICY

        We have not paid cash dividends since our acquisition by investment funds associated with J.W. Childs Associates, L.P. in fiscal 2006. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. Additionally, because we are a holding company, our ability to pay dividends is limited by the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under agreements governing our indebtedness outstanding from time to time. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon, among other things, our financial condition, results of operations, capital requirements, the terms of our then existing indebtedness, general economic conditions and other factors considered relevant by our board of directors.

 SELLING STOCKHOLDERS

        As of November 30, 2014, there were 35,017,602 shares of our common stock outstanding. The following table sets forth information regarding beneficial ownership, as of November 30, 2014, of outstanding shares of our common stock, par value $0.01 per share, by the selling stockholders.

        Unless otherwise indicated below, the address for each selling stockholder is 5815 Gulf Freeway, Houston, Texas, 77023. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the "Exchange Act." To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The selling stockholders have granted the underwriter an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 327,769 shares from the selling stockholders at the public offering price less underwriting discounts and commissions.

	Common Stock Beneficially Owned Before Offering		Common Stock Offered Hereby (no option exercise)	Common Stock Beneficially Owned After Offering (no option exercise)
Name of Selling Stockholder	#	%	#	#	%
Investment funds associated with J.W. Childs(1)	16,423,288	46.9%	1,953,096	14,470,192	41.3%
John W. Childs 2013 Charitable Remainder Trust(2)	421,452	1.2%	50,121	371,331	1.1%
R. Stephen Stagner, Director and CEO(3)	1,389,686	4.0%	173,913	1,215,773	3.5%
Frederick C. Tinsey III, Director	27,333	*	8,000	19,333	*

*
Indicates beneficial ownership of less than 1%

(1)
As reflected on the Form 4/A filed with the Securities and Exchange Commission on January 7, 2014. Represents (i) 16,099,426 shares are indirectly owned by Winter Street Opportunity Fund, L.P. a Delaware limited partnership, whose general partner is J.W. Childs Advisors III, L.P., and (ii) 323,862 shares are indirectly owned by JWC Fund III Co-Invest, LLC, a Delaware limited liability company, whose managing member is J.W. Childs Associates, L.P. J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest, LLC hold their interest in the shares through JWC Mattress Holdings, LLC. J.W. Childs Associates, Inc. has voting and investment control of each of J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest, LLC and also manages JWC Mattress Holdings, LLC and, as a result, may be deemed to have indirect beneficial ownership of the securities held by JWC Mattress Holdings, LLC. Each of the J.W. Childs entities referenced above disclaims beneficial ownership of any securities other than the securities directly held by such entity. The business address for each of the J.W. Childs entities is 1000 Winter Street, Suite 4300, Waltham, MA 02451.

(2)
As reflected in on the Form 4/A filed by John W. Childs with the Securities and Exchange Commission on April 9, 2014. John W. Childs is a director of the Company and is the sole trustee of the John W. Childs 2013 Charitable Remainder Trust and retains voting rights over the trust. The address for the trust is 1000 Winter Street, Suite 4300, Watham, MA 02451.

(3)
Includes unexercised options to purchase an aggregate of 123,288 shares of the Company's common stock that vested on November 17, 2012, November 17, 2013, September 4, 2014 and November 17, 2014.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S.
HOLDERS OF SHARES OF OUR COMMON STOCK

        The following is a summary of certain U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our common stock by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of shares of our common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of shares of our common stock.

        This summary assumes that shares of our common stock are held by a Non-U.S. Holder as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons who are subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, U.S. expatriates or former long-term residents of the United States, tax-exempt organizations, pension plans, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or holders subject to the alternative minimum tax or the Medicare contribution tax). In addition, this summary does not address certain estate and any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction.

        For purposes of this summary, a "Non-U.S. Holder" means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more United States persons (as defined in the Internal Revenue Code) have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes

(and persons who are partners of such partnerships or other entities) holding shares of our common stock are urged to consult their own tax advisors.

        A modified definition of Non-U.S. Holder applies for U.S. federal estate tax purposes (as discussed below).

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions on Shares of Our Common Stock

        As discussed under "Dividend Policy" above, we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. In the event that we do make a distribution of cash or property with respect to shares of our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding as described in the next paragraph below. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment, up to such holder's adjusted tax basis in its shares of our common stock (determined on a share-by-share basis). Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock." Any distribution described in this paragraph would also be subject to the discussion below in "Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Foreign Entities."

        Any dividends paid to a Non-U.S. Holder with respect to shares of our common stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with an appropriate IRS Form W-8 prior to the payment of dividends, such as:

  •
  IRS Form W-8BEN or W-8BEN-E (or successor forms) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty, or

  •
  IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our common stock is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

        The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number.

        Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

        If dividends are effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the

Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will generally be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional "branch profits tax" equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

        If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, such holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Shares of Our Common Stock

        Subject to the discussion below under "Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Foreign Entities," in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder's sale, exchange or other taxable disposition of shares of our common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a "United States real property holding corporation," as defined in the Internal Revenue Code (a "USRPHC"), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder's holding period with respect to the applicable shares of our common stock (the "relevant period"), or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States).

        If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

        With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as a USRPHC so long as (i) our common stock continues to be regularly traded on an established securities market (within the meaning of Internal Revenue Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our common stock occurs and (ii) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period. If we are a USRPHC and the requirements of (i) or (ii) are not met, gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the "branch profits tax" will not apply.

        If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a "branch profits tax" with respect to such gain at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Foreign Entities

        Legislation commonly referred to as "FATCA" generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our common stock, unless such persons comply with a complicated U.S. information reporting, due diligence, disclosure and certification regime, or is subject to a comparable regime promulgated in accordance with an applicable intergovernmental agreement concerning FATCA. A Non-U.S. Holder is generally required to provide appropriate documentation demonstrating its compliance with FATCA to avoid this withholding tax. The FATCA rules and requirements are different from, and in addition to, the certification requirements described elsewhere in this discussion. FATCA withholding rules currently apply to certain payments, including dividend payments on our common stock, and will apply to payments of gross proceeds from the sale or other dispositions of our common stock paid after December 31, 2016. The non-U.S. rules promulgated in accordance with an intergovernmental agreement can differ from the FATCA rules described above. Prospective investors should consult their own tax advisors regarding the impact of these rules and FATCA on their investment in our common stock, including any investment in our common stock made through another entity.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. Subject to the discussion above under "Additional Withholding and Information Reporting Requirements for Shares of Our Common Stock Held By or Through Foreign Entities," a Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above in "Distributions on Shares of Our Common Stock," generally will be exempt from U.S. backup withholding.

        Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of shares of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a foreign broker. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

        Shares of our common stock held (or treated as held) by an individual who is not a United States citizen or resident (as specifically determined for U.S. federal estate tax purposes) at the time of such individual's death will be included in such individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 UNDERWRITING

        We and the selling stockholders have entered into an underwriting agreement with Barclays Capital Inc. as underwriter in this offering. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, 2,185,130 shares of our common stock.

        The underwriter is committed to purchase all of the shares of common stock offered by the selling stockholders if it purchases any shares.

        The underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order, in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

        The underwriting agreement provides that the underwriter's obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by its option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us and the selling stockholders to the underwriter are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriter.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions that the selling stockholders will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the selling stockholders for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        The underwriter has advised us that the underwriter proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $            per share.

        The expenses of the offering that are payable by us and the selling stockholders are estimated to be approximately $650,000 (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions. In addition, we have agreed to reimburse the underwriter for certain of their expenses, as set forth in the underwriting agreement, including legal fees incurred in the qualification of the offering with the Financial Industry Regulatory Authority, or "FINRA," in an amount up to $25,000, which amount is deemed by FINRA to be underwriting compensation.

        In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus supplement.

Option to Purchase Additional Shares

        The selling stockholders have granted the underwriter an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 327,769 shares from the selling stockholders at the public offering price less underwriting discounts and commissions.

Lock-Up Agreements

        We, the selling stockholders and certain of our executive officers have agreed that, subject to certain exceptions, including those set forth below, without the prior written consent of Barclays Capital Inc., they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date hereof or other employee compensation plans existing on the date hereof or described herein), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8 or successor form), or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement.

        Among other exceptions, the restrictions above do not apply to:

  •
  the issuance by us of common stock (and/or securities convertible into or exercisable or exchangeable for common stock) in connection with mergers or acquisitions to which we or any of our subsidiaries is a party or any registration by us of such common stock or securities issued in connection with any such merger or acquisition provided that (i) such issuance shall not exceed 5% of the shares of common stock outstanding, on a fully-diluted basis, as of the date hereof, and (ii) prior to such issuance or any such registration, the persons acquiring such securities agree that such shares shall be subject to the terms of the lock-up agreement described above; or

  •
  the sale of shares of common stock pursuant to an effective trading plan adopted in accordance with Rule 10b5-1 under the Exchange Act prior to the date hereof for the sale or transfer of shares of common stock.

        If:

  •
  during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period,

the 60-day restricted period described above will be extended (and the restrictions above will continue to apply) until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless Barclays Capital Inc. (in its sole discretion) confirm to us in writing that such extension will not be required.

        Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that it may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriter may close out any short position by either exercising its option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing on the NASDAQ Global Select Market

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "MFRM."

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Relationships

        The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. An affiliate of Barclays Capital Inc. acted as our exclusive financial advisor in connection with the Sleep Train acquisition and an affiliate of Barclays Capital Inc. acted as joint bookrunner and joint lead arranger of our senior secured credit facility. In addition, affiliates of Barclays Capital Inc. participate as lenders under our senior secured credit facility. In connection with those transactions, such underwriter and/or its affiliates have received customary fees and expenses.

        In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriter or its affiliates have a lending relationship with us, certain of those underwriter or its affiliates routinely hedge, and certain other of those the underwriter or its affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any common stock which is the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are qualified investors as defined under the Prospectus Directive;

  •
  by the underwriter to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall result in a requirement for us, the selling stockholder or underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with the underwriter, the selling stockholders and us that:

  •
  it is a qualified investor as defined under the Prospectus Directive; and

  •
  in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the underwriter has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purposes of this representation and the provision above, the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the "FSMA")) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the shares of common stock being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares of common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The common stock may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the common stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement, the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of our shares of common stock on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

          (a)   you confirm and warrant that you are either:

              (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

             (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

            (iii)  a person associated with the company under section 708(12) of the Corporations Act; or

            (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act,

  and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

          (b)   you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

Hong Kong

        The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common stock which is intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

        The shares offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in

Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

        The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the "SFA"), (ii) to a "relevant person" as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

              (i)  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

             (ii)  (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

            (iii)  where no consideration is or will be given for the transfer; or

            (iv)  where the transfer is by operation of law.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Paul Hastings LLP, New York, New York, will act as counsel to the underwriter.

EXPERTS

        The consolidated financial statements and financial statement schedules, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended January 28, 2014 and the effectiveness of Mattress Firm Holding Corp.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to the change in method of accounting for inventory from the First-In, First-Out cost flow method to the Weighted Average cost flow method and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and financial statement schedules of the Company for the fiscal years ended January 29, 2013 and January 31, 2012, incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The audited financial statements and the financial statement schedules of The Sleep Train, Inc. and its consolidated subsidiaries for the fiscal years ended December 31, 2013, 2012 and 2011, incorporated by reference into this prospectus supplement have been so incorporated by reference in reliance upon the report of Brown, Fink, Boyce & Astle LLP, an independent public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which form a part of the Registration Statement, do not contain all of the information set forth in the Registration Statement or the exhibits and schedules to the Registration Statement. For further information with respect to us and the securities, reference is made to the Registration Statement and the documents filed or incorporated by reference as exhibits to the Registration Statement. You may obtain the Registration Statement and its exhibits from the SEC as indicated below. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the Registration Statement. We are currently subject to the information requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's website at www.sec.gov.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be amended,

modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus supplement, amends, modifies or supersedes that statement. Any statement so amended, modified or superseded will not be deemed, except as so amended, modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information "furnished" under Items 2.02, 7.01 or 9.01 on Form 8-K or other information "furnished" to the SEC which is not deemed filed and not incorporated in this prospectus supplement, until the termination of the offering of securities made by this prospectus supplement. We hereby incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the fiscal year ended January 28, 2014, filed with the SEC on March 27, 2014 (File No. 001-35354);

  •
  Our Quarterly Reports on Form 10-Q for the quarterly period ended April 29, 2014, filed with the SEC on June 9, 2014; the quarterly period ended July 29, 2014, filed with the SEC on September 5, 2014; and the quarterly period ended October 28, 2014, filed with the SEC on December 3, 2014 (File No. 001-35354);

  •
  Our Current Reports on Form 8-K or amendments thereto, filed with the SEC on March 5, 2014, March 10, 2014, March 11, 2014, April 3, 2014, April 28, 2014, April 30, 2014, June 3, 2014, June 4, 2014, June 5, 2014, June 9, 2014, July 15, 2014, August 6, 2014, August 29, 2014, September 4, 2014, September 30, 2014, October 21, 2014, December 2, 2014, December 3, 2014 and December 8, 2014 (File No. 001-35354);

  •
  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2014 to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 28, 2014; and

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  The description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on November 15, 2011 (File No. 001-35354), as supplemented by the "Description of Securities" found on page 8 of the accompanying prospectus and including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
Mattress Firm Holding Corp.
5815 Gulf Freeway
Houston, Texas 77023
713-923-1090

        Copies of these filings are also available, without charge, on the SEC's website at www.sec.gov and on our website at www.mattressfirm.com as soon as reasonably practicable after they are filed electronically with the SEC. Other than the documents specifically incorporated by reference into this prospectus supplement and the accompanying prospectus above, the information contained or referred to on, or otherwise accessible through, our website is not incorporated by reference in this prospectus supplement and is not a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Common Stock
Preferred Stock
Warrants
Units
Debt Securities

        We may offer and sell from time to time, in one or more series or issuances and on terms determined at the time of the offering, any combination of the securities described in this prospectus. The selling security holders to be named in a prospectus supplement may offer and sell our securities from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of offering.

        This prospectus describes the general manner in which our securities may be offered and sold by us or the selling security holders. The specific manner in which our securities may be offered and sold will be described in a prospectus supplement.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "MFRM." On July 11, 2014, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $47.35 per share.

        Investing in our securities involves substantial risk. Please read "Risk Factors" beginning on page 2 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 14, 2014

        Neither we nor any selling security holders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. Neither we nor any selling security holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

i

NOTE REGARDING TRADEMARKS AND SERVICE MARKS

        We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus and the information incorporated by reference in this prospectus include "Mattress Firm®," "Comfort By Color®," "Mattress Firm Red Carpet Delivery Service®," "Hampton & Rhodes®," "YuMe™," "Mattress Firm SuperCenter®," "Happiness Guarantee™," "Replace Every 8®," "Save Money. Sleep Happy™," "Sleep Happy™," "Dream It's Possible™," "Side by side before you decide™," "Nobody Sells for Less, Nobody!™" and "All the best brands...All the best prices!®." Trademarks, trade names or service marks of other companies appearing in this prospectus and the information incorporated by reference in this prospectus are, to our knowledge, the property of their respective owners.

NOTE REGARDING MARKET AND INDUSTRY DATA

        Industry and market data included in this prospectus were obtained from our own internal data, data from industry trade publications and groups (primarily Furniture Today and the International Sleep Products Association, or "ISPA"), consumer research and marketing studies and, in some cases, are management estimates based on industry and other knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our suppliers, customers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates and the third party information mentioned above to be accurate as of the date of this prospectus.

ii

ABOUT THIS PROSPECTUS

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus, the applicable prospectus supplement, including the more detailed information and the financial statements appearing elsewhere in this prospectus. Unless the context otherwise requires, the terms "Mattress Firm," "our company," "the Company," "we," "us," "our" and the like refer to Mattress Firm Holding Corp. and its consolidated subsidiaries. Unless otherwise indicated, (i) the term "our stores" refers to our company-operated stores and our franchised stores and (ii) when used in relation to our company, the terms "market" and "markets" refer to the metropolitan statistical area or an aggregation of the metropolitan statistical areas in which we or our franchisees operate. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

        We report on the basis of a 52- or 53-week fiscal year, which ends on the Tuesday closest to January 31. Each fiscal year is described by the period of the calendar year that comprises the majority of the fiscal year period. For example, the fiscal year ended January 28, 2014 is described as "fiscal 2013." Fiscal 2013 contained 52 weeks.

        This prospectus is a part of a Registration Statement that we filed with the Securities and Exchange Commission ("SEC") as a "well-known seasoned issuer" as defined under Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), using a "shelf" registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of our securities. Each time securities are sold under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including information about selling security holders, if any. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under "Where You Can Find More Information."

RISK FACTORS

        An investment in our securities involves substantial risk. See "Item 1A—Risk Factors" in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q incorporated by reference into this prospectus and the "Risk Factors" section in the applicable prospectus supplement for a discussion of the factors you should carefully consider, in addition to the other information contained in this prospectus and the applicable prospectus supplement, before deciding to purchase our securities. These risks are those that we believe are the material risks that we face. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment in our securities.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "feels," "seeks," "forecasts," "projects," "intends," "plans," "may," "will," "should," "could" or "would" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout these documents and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause actual results to differ materially from statements made or suggested by forward-looking statements include, but are not limited to, those referred to in the "Risk Factors" section of this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein, and the following:

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  a reduction in discretionary spending by consumers;

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  our ability to profitably open and operate new stores;

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  our intent to aggressively open additional stores in our existing markets;

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  our relationship with certain mattress manufacturers as our primary suppliers;

  •
  our dependence on a few key employees;

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  the possible impairment of our goodwill or other acquired intangible assets;

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  the effect of our planned growth and the integration of our acquisitions on our business infrastructure;

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  the impact of seasonality on our financial results and comparable-store sales;

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  fluctuations in our comparable-store sales from quarter to quarter;

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  our ability to raise adequate capital to support our expansion strategy;

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  our future expansion into new, unfamiliar markets;

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  our success in pursuing strategic acquisitions;

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  the effectiveness and efficiency of our advertising expenditures;

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  our success in keeping warranty claims and comfort exchange return rates within acceptable levels;

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  our ability to deliver our products in a timely manner;

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  our status as a holding company with no business operations;

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  our ability to anticipate consumer trends;

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  heightened competition;

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  changes in applicable regulations;

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  risks related to our franchises, including our lack of control over their operations, their ability to finance and open new stores and our liabilities if they default on note or lease obligations;

  •
  risks related to our stock; and

  •
  other factors discussed in "Item 1A. Risk Factors" of Part I of our most recent Annual Report on Form 10-K and elsewhere and in our other filings with the SEC.

        In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus, the applicable prospectus supplement or the documents incorporated by reference herein or therein speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

 THE COMPANY

Our Company

        We are a leading specialty retailer of mattresses and related products and accessories in the United States. As of June 30, 2014, we and our franchisees operated 1,475 and 106 stores, respectively, primarily under the Mattress Firm name, in 93 markets across 36 states. In 2012, we ranked first among the top 100 U.S. furniture stores for growth in store count and second in percentage increase in sales and first overall in total sales among specialty retailers according to Furniture Today. Based on our analysis of information published to date in Furniture Today and Company data, we believe that, among multi-brand mattress specialty retailers in the United States, we have the largest geographic footprint, the greatest number of stores nationwide and the highest levels of net sales on an aggregate basis. We believe that, in our markets, Mattress Firm is a highly recognized brand known for its broad selection, superior service and compelling value proposition. Based on our analysis of public store information for our competitors and our Company data, we believe that, in the markets we have operated stores in for more than one year, more than 90% of our company-operated stores in these markets are in markets in which we had the number one market share position as of January 28, 2014. Since our founding in 1986 in Houston, Texas, we have expanded our operations across four time zones, with the goal of becoming the premier national mattress specialty retailer. Mattress Firm Holding Corp. is a Delaware corporation incorporated in January 2007 under the name Mattress Interco, Inc. Through a reorganization that occurred in January 2007 and subsequent acquisitions, Mattress Firm Holding Corp. acquired its consolidated subsidiaries including Mattress Firm, Inc., the primary operating subsidiary.

        We believe our destination retail format provides our customers with a convenient, distinctive and enjoyable shopping experience. Key highlights that make us a preferred destination and that differentiate our brand and services include:

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  extensive product selection from top name brands;

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  contemporary, easy-to-navigate store design utilizing our unique Comfort By Color® merchandising approach that organizes mattresses by comfort style;

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  differentiated marketing approach;

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  price, comfort and service guarantees;

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  superior customer service by our educated, extensively-trained and commissioned sales associates of whom over 96% are full-time employees;

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  Mattress Firm Red Carpet Delivery Service®, which includes a three-hour delivery window; and

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  highly visible and convenient store locations in major retail trade areas.

        Our stores effectively provide our customers with a convenient "one stop shop" buying experience. We carry a broad assortment of leading national mattress brands and our exclusive brands, both containing a wide range of styles, sizes, price points and unique features. We provide our customers with their choice of traditional mattresses, including Sealy, Stearns & Foster and Simmons, as well as specialty mattresses, such as Tempur-Pedic® for which we are the largest retailer in the United States, Serta's iComfort® line and Tempur Sealy's Optimum™ line. We also offer a variety of bedding-related products and accessories.

        During fiscal 2013, we completed the acquisition of substantially all of the operations and assets of Olejo, Inc., a growing online retailer focused primarily on mattresses and related accessories, the equity interests in NE Mattress People, LLC (which operated Mattress People stores), substantially all of the operations and assets of Perfect Mattress of Wisconsin, LLC (which was a franchisee of ours), and the assets and operations of two mattress-related retail stores in the Houston market ("Mattress Expo").

These acquisitions allowed us to further increase our penetration levels in markets in Iowa, Wisconsin, Illinois and Texas as well as enter a new market in Nebraska.

        Through June 30, 2014, we have completed the acquisition of substantially all of the operations and assets of Yotes, Inc. (a franchisee of ours), substantially all of the Virginia operations and assets of Southern Max LLC (a franchisee of ours), the partnership interests Sleep Experts Partners, L.P. and substantially all of the mattress retail operations and assets of Mattress Liquidators, Inc. We believe these acquisitions further increased our penetration of markets in Texas, Colorado, Arizona and Virginia.

        We believe we have a compelling opportunity to further penetrate the fragmented specialty retail mattress industry through opportunistic, strategic acquisitions and continue profitable growth into the future.

Corporate Information

        Mattress Firm Holding Corp. was incorporated in Delaware on January 5, 2007 and commenced operations on January 18, 2007 through the acquisition of Mattress Holding Corp., or "Mattress Holding." Mattress Holding acquired the Mattress Firm® retail operations on October 18, 2002 and, together with its subsidiaries, owns substantially all of the assets and conducts the operations of our retail business. Mattress Firm® commenced operations in 1986 through a predecessor entity.

        Our principal executive offices are located at 5815 Gulf Freeway, Houston, TX 77023 and our telephone number at that address is (713) 923-1090. Our internet address is www.mattressfirm.com. Please note that any references to www.mattressfirm.com in this prospectus and any prospectus supplement are inactive references only and that our website, and the information contained on our website, is not part of this prospectus or any prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods shown.

	Year Ended February 2, 2010(1)	Year Ended February 1, 2011	Year Ended January 31, 2012	Year Ended January 29, 2013	Year Ended January 28, 2014	Three Months Ended April 29, 2014
Ratio of earnings to fixed charges	—	1.02x	1.46x	2.40x	2.48x	1.75x
Ratio of earnings to combined fixed charges and preferred stock dividends	—	1.02x	1.46x	2.40x	2.48x	1.75x

(1)
Earnings for the fiscal year ended February 2, 2010 were inadequate to cover fixed charges by a deficiency of $3.3 million, and did not cover combined fixed charges and preferred stock dividends by $3.3 million.

        These ratios are computed by dividing the total earnings by either the total fixed charges or combined total fixed charges and preferred stock dividends. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense.

 USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us by this prospectus for general corporate purposes, which may include working capital, capital expenditures, commercial expenditures, acquisitions of new technologies or businesses or investments. Additional information on the use of net proceeds from the sale of securities offered by us by this prospectus may be set forth in the prospectus supplement relating to the specific offering. We will not receive any proceeds from the sale of our securities by the selling security holders.

DESCRIPTION OF SECURITIES

        We and/or any selling security holders may offer shares of our common stock and preferred stock, various series of warrants to purchase common stock or preferred stock, debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt, or any combination thereof from time to time in one or more offerings under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we and/or any selling security holder may offer. Each time we and/or any selling security holder offer a type or series of securities under this prospectus, we will provide a prospectus supplement and/or free writing prospectus that will describe the specific amounts, prices and other important terms of the securities.

General

        Our authorized capital stock currently consists of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2014, 34,157,514 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. The discussion set forth below describes our capital stock, certificate of incorporation and bylaws in effect as of the date of this prospectus. The following summary of certain provisions of our capital stock describes material provisions of our certificate of incorporation and bylaws relating to such capital stock, but does not purport to be complete. We urge you to read our certificate of incorporation and bylaws, which are exhibits to the Registration Statement of which this prospectus forms a part and have been filed with the SEC.

Common Stock

        Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

        Voting Rights.    Except as required by law or matters relating solely to the terms of preferred stock, each outstanding share of common stock are entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock have no cumulative voting rights.

        Preemptive Rights.    Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

        Conversion or Redemption Rights.    Our common stock is neither convertible nor redeemable.

        Liquidation Rights.    Upon our liquidation, the holders of our common stock will be entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

        Listing.    Our common stock is listed on the NASDAQ Global Select Market under the symbol "MFRM."

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (800) 962-4284.

Preferred Stock

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. Subject to the rights of the holders of shares of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock although we may in the future decide to do so.

        If we sell any series of preferred stock under this prospectus, we will fix the rights, preferences and privileges of the preferred stock of such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the Registration Statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants

        We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the Registration Statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units

        We may issue, in one or more series, units consisting of common stock, preferred stock, and/or warrants for the purchase of common stock and/or preferred stock in any combination. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the Registration Statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

        We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

Debt Securities

        We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The features of any debt securities we issue will be described in a prospectus supplement. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

        Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our certificate of incorporation and our bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Action by Written Consent

        The Delaware General Corporation Law ("DGCL") provides that, unless otherwise stated in a corporation's certificate of incorporation, the stockholders may act by written consent without a meeting. Our certificate of incorporation provides that after the investment funds associated with J.W. Childs Associates, L.P. ("J.W. Childs") collectively own less than 50% of our outstanding common stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting. At April 3, 2014, J.W. Childs held approximately 48.2% of our outstanding common stock.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

        Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by (a) our chairman or vice chairman of the board of directors or (b) a majority of the board of directors through a special resolution.

        In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting, who has delivered a timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting, who attends (or has a qualified representative attend) the stockholder meeting and who has otherwise complied with the provisions of our bylaws and applicable law.

        These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation's certificate of incorporation or bylaws is required to approve such amendment, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock. Additionally, the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of capital stock, in each case entitled to vote on the adoption, alteration, amendment or repeal of our certificate of incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with the "Classified Board of Directors," "Action by Written Consent," "Special Meetings of Stockholders," "Amendments to Certificate of Incorporation and Bylaws" and "Business Combinations" provisions described in our certificate of incorporation. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our certificate of incorporation and our bylaws.

Corporate Opportunity

        Our certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to J.W. Childs or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for J.W. Childs, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. None of J.W. Childs, any of the investment funds associated with J.W. Childs or any of their respective representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries. The affirmative vote of 80% of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of amendments to our certificate of incorporation, voting together as a single class, will be required to alter, amend or repeal this provision of our certificate of incorporation.

Exclusive Jurisdiction of Certain Actions

        Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Business Combinations

        We have opted out of Section 203 of the DGCL. However, our certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

  •
  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

        Under certain circumstances, this provision will make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Our certificate of incorporation provides that the investments funds associated with J.W. Childs, any affiliated investment entity, and any of their respective direct or indirect transferees of at least 5% of our outstanding common stock and any group as to which such persons are party to, do not constitute "interested stockholders" for purposes of this provision.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws limits the liability of our directors to the fullest extent permitted by applicable law and provides that we will indemnify them to the fullest extent permitted by such law. We entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers. We also maintain customary directors' and officers' liability insurance policies that provide coverage to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to indemnification payments that we may make to directors and officers.

 SELLING SECURITY HOLDERS

        Selling security holders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as "selling security holders," may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each of the selling security holders and the number of securities beneficially owned by such selling security holder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling security holders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We and any selling security holders may sell securities in any of the ways described below or in any combination thereof:

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  to or through underwriters, brokers or dealers;

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  through one or more agents; or

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  directly to purchasers or to a single purchaser.

        The distribution of the securities may be effected from time to time in one or more transactions:

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  at a fixed price, or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to each offering will describe the terms of the offering of the securities, including the following:

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  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

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  if a fixed price offering, the public offering price of the securities, the proceeds to us or the selling security holders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

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  information about the selling security holders, if applicable, including the relationship between the selling security holders and us.

        Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the applicable prospectus supplement and may be changed from time to time.

        Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

        We or any selling security holders may authorize underwriters, dealers or other persons acting as their agents to solicit offers by certain institutions to purchase securities from us or the selling security holders, as applicable, pursuant to delayed delivery contracts providing for payment and delivery on or after the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us and any selling security holders, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us and the selling security holders with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling security holders in the ordinary course of business. We and the selling security holders may also use underwriters or such other third parties with whom we or such selling security holders have a material relationship. We and the selling security holders will describe the nature of any such relationship in the applicable prospectus supplement.

        Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. Underwriters, if any, may make a market in our securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for any of the securities.

        Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

 LEGAL MATTERS

        Ropes & Gray LLP, Boston, Massachusetts, will pass upon the validity of the securities offered hereby on our behalf. Certain legal matters with respect to the securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2014 and the effectiveness of Mattress Firm Holding Corp.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

        The consolidated financial statements and financial statement schedules for the fiscal year ended January 29, 2013 and January 31, 2012, incorporated by reference in this prospectus and Registration Statement have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus and any accompanying prospectus supplement, which form a part of the Registration Statement, do not contain all of the information set forth in the Registration Statement. For further information with respect to us and the securities, reference is made to the Registration Statement and its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete. We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC's website at www.sec.gov.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document, including a prospectus supplement, which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any accompanying prospectus supplement.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information "furnished" under Items 2.02, 7.01 or 9.01 on Form 8-K or other information "furnished" to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities made by this prospectus. We hereby incorporate by reference the following documents:

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  Our Annual Report on Form 10-K for the fiscal year ended January 28, 2014, filed with the SEC on March 27, 2014 (File No. 001-35354);

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  Our Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2014, filed with the SEC on June 9, 2014 (File No. 001-35354);

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  Our Current Reports on Form 8-K or amendments thereto, filed with the SEC on March 5, 2014, March 10, 2014, March 11, 2014, April 3, 2014, April 28, 2014, April 30, 2014, June 3, 2014, June 4, 2014, June 5, 2014, and June 9, 2014 (File No. 001-35354);

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  Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2014 to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 28, 2014; and

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  The description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on November 15, 2011 (File No. 001-35354), as supplemented by the "Description of Securities" found on page 8 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
Mattress Firm Holding Corp.
5815 Gulf Freeway
Houston, Texas 77023
713-343-3652

        Copies of these filings are also available, without charge, on the SEC's website at www.sec.gov and on our website at www.mattressfirm.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

2,185,130 Shares

Common Stock

Prospectus Supplement

December     , 2014

Barclays